Exhibit 99.1

THE LGL GROUP, INC. ANNOUNCES APPOINTMENT OF JASON LAMB AS CHIEF EXECUTIVE OFFICER

ORLANDO, Florida (January 7, 2026) The LGL Group, Inc. (NYSE American: LGL) ("LGL Group" or the "Company") today announced that Jason Lamb has joined the Company as Chief Executive Officer, effective January 5, 2026. In connection with Mr. Lamb's appointment, Marc Gabelli, LGL Group's current Chief Executive Officer and Chairman of the Board of Directors (the "Board"), will transition to Executive Chairman of the Board.

“Jason’s strategic leadership, operational discipline, and deep expertise in technology and national security make him a strong addition to LGL Group’s executive leadership team,” said Mr. Gabelli. “I am looking forward to continuing working with Jason in his new role with LGL. His experience and perspective will be instrumental as we continue to execute on our long-term strategy and create value for our shareholders.”

Mr. Lamb brings more than 20 years of leadership experience across special operations, intelligence, technology development, and private equity investing. He is a director of Teton Advisors and was a special advisor to LGL Systems Acquisition Corporation. Mr. Lamb previously served as Chief Strategy Officer of BlackSea Technologies, a private equity platform focused on innovative maritime defense technologies, following the acquisition of his company, Hard Yards. A former Navy SEAL officer, Mr. Lamb holds an MBA from the University of Virginia Darden School of Business, an M.S. in the Management of Information Technology from the University of Virginia, an M.A. in National Security and Strategic Studies from the Naval War College, and a B.S. in Political Science from the United States Naval Academy.

In connection with this appointment, the Company also announced that Mr. Gabelli will remain Executive Chairman of the Board, continuing to provide strategic oversight and leadership as LGL Group advances its growth initiatives. In addition to Mr. Lamb and Mr. Gabelli, LGL Group’s executive officers include Linda Biles, Controller; Tiffany Hayden, Vice President; and Patrick Huvane, Executive Vice President - Business Development.

About The LGL Group, Inc.

The LGL Group, Inc. ("LGL," "LGL Group," or the "Company") is a holding company engaged in services, merchant investment and manufacturing business activities. Precise Time and Frequency, LLC ("PTF") is a globally positioned producer of industrial Electronic Instruments and commercial products and services. Founded in 2002, PTF operates from our design and manufacturing facility in Wakefield, Massachusetts. Lynch Capital International LLC is focused on the development of value through investments.

LGL Group was incorporated in 1928 under the laws of the State of Indiana, and in 2007, the Company was reincorporated under the laws of the State of Delaware as The LGL Group, Inc. We maintain our executive offices at 2525 Shader Road, Orlando, Florida 32804. Our telephone number is (407) 298-2000. Our Internet address is www.lglgroup.com. LGL Group common stock is traded on the NYSE American under the symbol "LGL."

LGL Group's business strategy is primarily focused on growth through expanding new and existing operations across diversified industries. The Company's engineering and design origins date back to the early 1900s. In 1917, Lynch Glass Machinery Company ("Lynch Glass"), the predecessor of LGL Group, was formed and emerged in the late 1920s as a successful manufacturer of glass-forming machinery. Lynch Glass was then renamed Lynch Corporation ("Lynch") and was incorporated in 1928 under the laws of the State of Indiana. In 1946, Lynch was listed on the "New York Curb Exchange," the predecessor to the NYSE American. The Company has a had a long history of owning and operating various businesses in the precision engineering, manufacturing, and services sectors.

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Contact:

The LGL Group, Inc.

info@lglgroup.com